Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Avnet, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 33-64765, 333-17271, 333-45267, 333-45735, 333-55806, 333-112057, 333-112062, 333-112063, 333-140903, 333-171291 and 333-177787 on Form S-8 of Avnet, Inc. of our report dated August 10, 2012, with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of June 30, 2012 and July 2, 2011, and related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2012, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 30, 2012 which report appears in the June 30, 2012 annual report on Form 10-K of Avnet, Inc.

/s/ KPMG LLP

Phoenix, Arizona
August 10, 2012